Exhibit 3.1

AMENDMENTS TO SECOND AMENDED AND RESTATED BYLAWS OF

KEY ENERGY SERVICES, INC.

NOW, THEREFORE, IT IS RESOLVED, that Section 1.01 of the By-laws is amended and restated to read in its entirety as follows:

SECTION 1.01.  Annual Meeting.  The Corporation shall hold an annual meeting of its stockholders to elect directors and transact any other business within its powers, either on the third Thursday of June in each year if not a legal holiday, or on such other day as shall be determined by the Board of Directors as permitted under Maryland law.  Except as the Articles of Incorporation of the Corporation, as from time to time amended (the “Charter”), or the Maryland General Corporation Law or any other law, statutory or decisional, of the State of Maryland now or hereafter in force (collectively, “Maryland Law”) provide otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice.  Failure to hold an annual meeting shall not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.

To be properly brought before the annual meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a stockholder.  In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice thereof that is not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.  In no event shall the adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, the text relating to the business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (3) the class and number of shares of stock of the corporation which are owned, of record and beneficially, by the stockholder and beneficial owner, if any, (4) a description of all arrangements or understandings between such stockholder or such beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of the stockholder or such beneficial owner, if any, in such business, (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (6) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy (and such representation shall be included in any such proxy statement and form of proxy) to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies from stockholders in support of such proposal (and such representation shall be included in any such solicitation materials).

Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this section, provided, however, that (i) any stockholder proposal which complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in the corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the requirements of this section and (ii) nothing in this section shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting.

The Chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this section, and if the Chairman should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

NOW, THEREFORE, IT IS RESOLVED, that Section 1.04 of the By-laws is amended and restated to read in its entirety as follows:

SECTION 1.04.  Notice of Meetings; Waiver of Notice.  Except as otherwise required by Maryland Law or the Charter, not less than ten nor more than ninety days before each stockholders’ meeting, the Secretary shall give written notice of the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting.  The notice shall state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by Maryland Law, the purpose of the meeting.  Notice is given to a stockholder when it is personally delivered to him, her or it, left at his, her or its residence or usual place of business, mailed to him, her or it at his, her or its address as it appears on the records of the Corporation or sent by telegram, cablegram, datagram, facsimile transmission or other means of electronic transmission, including internet delivery.  Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he, she or it, before or after the meeting, signs a waiver of the notice which is filed with the records of the stockholders meetings or is present at the meeting in person or by proxy.

NOW, THEREFORE, IT IS RESOLVED, that Section 2.03 of the By-laws is, amended and restated to read in its entirety as follows:

SECTION 2.03.  Election and Tenure of Directors.  The Board of Directors shall be divided into three classes. Initially, the Board of Directors shall designate by resolution, from among its members, directors to serve as class I directors, class II directors, and class III directors. To the extent possible, the classes shall have the same number of directors. The term of office of the class I directors shall continue until the first annual meeting of stockholders after the date on which the corporation establishes the classified board and until their successors are elected and qualify. The term of office of the class II directors shall continue until the second annual meeting of stockholders after the date on which the corporation establishes the classified board and until their successors are elected and qualify. The term of office of the class III directors shall continue until the third annual meeting of stockholders following the date on which the corporation establishes the classified board and until their successors are elected and qualify. At each annual meeting of the stockholders of a corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term continuing until: (i) the annual meeting of stockholders held in the third year following the year of their election; and (ii) their successors are elected and qualify.

Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors at a meeting of stockholders. Nominations of persons for election as Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors by any nominating committee or person appointed by the Board or by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this section.  Nominations, other than those made by or at the direction of the Board, shall be made pursuant to written notice delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation   To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors has determined that directors shall be elected at such meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.  In no event shall the adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The notice to the Secretary shall set forth  the stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and number of shares of stock of the corporation which are beneficially owned by such person, and (4) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (B) as to the stockholder giving the notice (1) such stockholder’s name and address, as they appear on the corporation’s books, (2) the class and number of shares of stock of the corporation which are owned, beneficially and of record, by such stockholder, (3) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (4) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (5) a representation whether the stockholder intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock reasonably believed by such stockholder to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials); and (C) as to the beneficial owner, if any, on whose behalf the nomination is being made (1) such beneficial owner’s name and address, (2) the class and number of shares of stock of the corporation which are beneficially owned by such beneficial owner, (3) a description of all arrangements or understandings between such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made and (4) a representation whether the beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy (and such representation shall be included in any such proxy statement and form of proxy) to holders of at least the percentage of the corporation’s outstanding capital stock reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials).  In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected.  The Corporation may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the corporation.  A stockholder shall not have complied with this Section 2.03 if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 2.03.

The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if the presiding officer shall so determine and shall so declare to the meeting, the defective nomination shall be disregarded.